Mike:

Thank you ___________, and welcome everyone to National Research Corporation’s third quarter conference call. My name is Mike Hays, the Company’s CEO, and joining me on the call today is Patrick Beans our CFO.

Before we commence our remarks, I would ask Pat to review conditions related to any forward-looking statements that may be made as part of today’s call. Pat.

Pat:

Thank you, Mike. This conference call includes forward-looking statements related to the company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the company’s future results, please see the company’s filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Pat.

During the call today I will report on the global metrics we track and have Pat provide a detailed review of our financial performance for the third quarter, after which we will open the call to your questions.

Before I get into the overall metrics, let me turn the call over to Pat to review the third quarter’s income statement and balance sheet. Pat.

Pat:

Thanks, Mike.

For the three-months ended September 30, 2005, the Company achieved record revenue for a single quarter of $10.1 million compared to $9.3 million during the same period in 2004 which is an 8.7% increase.

For the three-months ended September 30, 2005, the quarterly net income was also a record for the Company at $2.0 million or $0.29 per share, compared to $1.7 million or $0.24 per share for the same period in 2004. The net income margin was 20% of revenue which increased from 18.4% in the same period of 2004 and 12.2% from the second quarter of 2005. This performance is above our model of 15%.

For the nine-months ended September 30, 2005, revenues were $23.9 million compared to $23.2 million during the same period in 2004. Achieving only a slight revenue increase is, as you know, the result of a lower first quarter 2005.

For the nine-months ended September 30, 2005, the Company’s net income was $3.7 million or $0.52 per share, compared to $3.6 million or $0.50 per share for the same period 2004. Year-to-date net income margin was 15.5% of revenue compared to 15.6% in the same period of 2004.

During the third quarter 2005, the direct expenses as a percentage of revenue decreased to 39.7% from 44.8% in the third quarter 2004, which was driven by the mix of business during the quarter. With the delivery of the HealthCare Market Guide during this quarter, we would expect the direct expenses as a percentage of revenue to increase slightly in the fourth quarter. As we stated, our annual goal for direct expenses is in the range of 43% to 45% of revenue by year end, but for 2005 we might be slightly below the model.

During the quarter, the selling, general and administrative costs were $2.3 million or 23.% of revenue. We expect fourth quarter SG&A to be slightly higher than our model of 23 to 25%, as a percent of revenue as we continue to expand our sales and marketing departments.

Depreciation and amortization was 4.5% of revenue during the third quarter of 2005, compared to 5.8% of revenue during the same period in 2004. We expect this expense will increase slightly in dollar amount, but remain within the lower end of our model at 5.5 to 6.5% of revenue during 2005 and into 2006.

During the quarter, other income and expenses remained improved compared to the prior year which was the result of higher interest income and lower interest expense. This should continue for the balance of the year. The Canadian exchange rate is, of course, an unknown.

Cash flow from operations for the first nine months of 2005 was $6.5 million, compared to $5.6 million for the same period in 2004. The Company continues to improve its strong financial position. To that point, the note payable we took out in November of 2000 at 8.25% is currently up for a rate adjustment. We plan to repay the note by year-end 2005 with no pre-payment penalties. This will use about $4.8 million of our cash reserves. Cash and short-term investments as of September 30, 2005, were approximately $15.7 million, or $2.22 per share.

For the fourth quarter, we expect to exceed our quarterly EPS growth goal of 20 to 25%.

I will now turn it back over to Mike for additional discussion.

Mike:

Thank you, Pat.

During our quarterly calls we have been highlighting several key metrics.

The first metric is Total Recurring Contract Value. This represents the annualized dollar amount of projects that we feel are ongoing in nature. Another way to look at this metric is that it represents our pipeline, or backlog. Total Recurring Contract Value at September 30, 2005, was $37.2 million, up 15% sequentially since the second quarter and up 26% from year-end 2004. This figure includes $2.7 million from our acquisition of GHS. Without the acquisition, Total Recurring Contract Value would have been $34.5 million, up 17% year-over-year. If we dive into this metric, we see that Total Recurring Contract Value for our commercial business is up 39% year-over-year, and 32% from year-end 2004. We are very pleased with this growth. From my perspective, this is the most important metric from which we gain visibility to forecast future revenues.

Net New Sales is the second measure of performance we focus on. This metric is the percentage growth in the value of new contracts signed and reduced for any change orders that would decrease a current contract’s value. Net new sales represents our ability to generate new business from current clients and add new clients, without respect to when such contract value will be recognized.

Net New Sales were up 183% third quarter 2005 over third quarter 2004. As you can see, sales in the quarter were very strong. In order to provide some dollar figures to make tangible the financial contribution this trend is having on the Company, consider that Net New Sales in the third quarter last year were $749,000 compared to the quarter just ended of $2,100,000. This ramp-up in new sales started to accelerate disproportionately in and around the rollout of our HCAHPS solution in the fourth quarter of 2004. The fourth quarter 2005 will represent a full year of the HCAHPS rollout and consequently, we will be facing some noteworthy comparables when we report fourth quarter results. While we expect new sales growth to continue, we don’t believe it will run in the hundreds of percentage points every quarter. However, with that said, we do know we are still at the very early stages of the HCAHPS event.

The third metric is growth in new sales for our syndicated Healthcare Market Guide product and the one metric in which we have not performed well for the last two quarters. During the nine months ended September 2005, we had only added 22 new HCMG clients compared to 32 during the same period in 2004. Consequently, we have generated only $626,000 in new sales year-to-date compared to our far better performance a year ago of $944,000, thus our HCMG new sales metric is a minus 34%. We need to get HCMG back on plan.

Let me now turn to our acquisition of GHS. GHS represents our platform into the payer market which includes health plans and self-insured employers. Healthcare costs, as we all are aware, are a mounting burden to both employers and consumers. Several new benefit and cost sharing arrangements are being tested across the country, all with the objective of shifting the cost while at the same time empowering the consumer to become more involved in healthcare decisions and provider selection. Consumer directed health plans are a good example of this trend. The common element embedded, or the driver of this movement, is more information provided to consumers through public reporting of provider performance. Not unlike HCAHPS — the national measure of hospital performance — health plans will move forward in measuring the performance of all providers, most notably the nation’s 500,000 plus physicians. The results for individual doctors will be publicly reported and health plans will pay incremental bonuses for the physicians that do the best. We believe with the established blue-chip client base of GHS, which includes some of the largest plans in the country, combined with NRC’s expertise in measurement and public reporting, we have laid a runway for growth against a market at least equal in size to the market we now serve.

One last point before I open the call for questions. We have always believed that public reporting of performance will drive material resources to be placed towards improvement. We have seen this take place in areas outside of health care. The No Child Left Behind Act has resulted in material resources placed on improving schools publicly reporting scores. On-time arrivals by airlines have focused management’s attention and system improvement on that publicly-reported metric. Closer to home, a recent study shows healthcare organizations that publicly report patient experience scores spend six times more resources on improvement activities than those organizations that have not yet publicly reported performance.

In an ever increasing way we, as a company, will become much less a measurement only company and far more an organization that provides measurement and improvement products and services in a seamless integrated offering.

While still small in comparison to our core measurement revenue, our improvement products are growing very fast. We will step up investment in this suite of offerings in 2006 and look to them representing an even-larger proportion of our revenues and income.

_____, I would now like to open the Q&A portion of the call.

In summary, we had a great quarter and I’m looking forward to talking to you again next quarter with similar positive results. Thank you again for your time this morning.

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